UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 13, 2007

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 13, 2007 Fortune Industries, Inc. (“the Company”) entered into an Agreement and Plan of Share Exchange (the “Agreement”) to acquire all of the outstanding shares of Employer Solutions Group, Inc. and its affiliated companies ("ESG"). ESG is a professional employer organization that is based in Utah. The Company paid $9.1 million cash to the shareholders of ESG and will issue 577,143 shares of the Company’s common stock. 360,000 of the 577,143 issued shares are subject to vesting contingencies based upon the achievement of certain financial performance measures by ESG over the period March 1, 2007 to February 28, 2010 and the resolution of certain debts that may be owed by ESG as detailed further in the Agreement. Subject to certain adjustments that are set forth in the Agreement, up to 217,143 shares received as consideration by the ESG sellers can be put to the Company during the 30 day period that begins on March 1, 2010 at $3.75 per share. The cash portion of the purchase consideration was funded with available borrowing under the Company’s revolving line of credit.

There was no material relationship between ESG and the Company, the Company’s affiliates or any of the Company’s directors, officers or any associate of any such director or officer.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Financial statements of business acquired and Pro forma financial information.

It is impracticable to provide the required financial statements for the acquired business described in Item 2.01 at this time. The Company will file the required financial statements as they are available, which is anticipated to be not later than 71 calendar days after the required filing date of this Form 8-K.

(d) Exhibits

EXHIBIT #	DESCRIPTION

2.1	Agreement and Plan of Share Exchange entered into April 13, 2007
99.1	Press Release, dated April 16, 2007

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: April 19, 2007	By:	/s/ Amy Gallo
Amy Gallo
Chief Financial Officer